Exhibit 99.1

Evolution Petroleum Reports Fourth Quarter and Fiscal 2019 Results
Houston, TX / Accesswire / September 11, 2019 / Evolution Petroleum Corporation (NYSE American: EPM) (“Evolution” or the “Company”) today reported financial and operating highlights for its fiscal year ended June 30, 2019 and the fiscal fourth quarter, with comparisons to the fiscal third quarter ended March 31, 2019 (the "prior quarter") and the quarter ended June 30, 2018 (the "year-ago quarter"), as well as the fiscal year ended June 30, 2018 (the "prior year"). Evolution also reported a comparison of year-end reserves as of June 30, 2019 to the prior year reserves.
Fiscal 2019 Highlights:

•	Recorded eighth consecutive year of positive net income: $ 15.4 million, or $0.46 per share

•	Increased Oil and NGL revenues by $2.5 million to $43.2 million, an increase of 6% over the prior year, primarily driven by higher realized oil prices

•	Retained strong cash balance, as working capital grew by 17% to $32.4 million

•	Distributed $13.3 million in the form of cash dividends

•	Funded all operations and dividends, including $5.2 million of capital spending, out of cash flows from operations, and remained debt free
Subsequent to Fiscal Year ended June 30, 2019:

•	Appointed Jason Brown as President & Chief Executive Officer

•	Repurchased 167,805 shares for approximately $1 million

•
“Evolution finished Fiscal 2019 with continued strength in both our earnings and cash flows. Our current asset, the Delhi field, continues to benefit from the premium Louisiana Light Sweet oil pricing received over NYMEX WTI which provides a nice uplift for our revenues,” said Jason Brown, President and Chief Executive Officer. “I am pleased to be taking the lead as we enter into our Fiscal 2020 and excited to take the next step of growth for our company. The Company has been built on a solid foundation comprised of positive earnings and strong cash flows that will remain the pillars of our success moving forward. Evolution’s fiscal discipline has put us in an excellent position to take advantage of opportunities generated by current market trends. I am optimistic in our ability to expand our current asset base with similar long-life producing properties that fit within the company’s strategy to sustain and grow the cash dividend to shareholders.”
Subsequent to June 30, 2019, Evolution repurchased 167,805 shares at an average price of $5.94 and has $2.4 million remaining of the currently authorized $5 million share buyback program.
Results for the Quarter Ended June 30, 2019
Oil production for the fourth quarter was 1,669 barrels per day ("BOPD") (6,364 BOPD gross) and NGL production was 388 barrels of oil equivalent per day ("BOEPD") (1,479 BOEPD gross).

In the fourth quarter, Evolution reported operating revenues of $10.4 million. Oil revenue increased 9% to $9.8 million from the prior quarter due to a 9.5% increase in price and virtually no change in production volume. NGL revenue increased 15% to $0.5 million due to NGL plant modifications that increased production 23% to 35,285 barrels of oil equivalent (“BOE”), partially offset by a 7% price decline to $15.27 per bbl. As a result, Evolution had $4.0 million of income from operations, a 34% increase from the prior quarter.
Production costs in the Delhi field decreased to $3.6 million from $3.8 million in the prior quarter, primarily driven by 8.8% lower workover and chemical expenses. CO2 cost decreased 3.3% due to an 11% CO2 volume decrease to 92 MMcf per day, partially offset by an 8.3% increase in CO2 costs per mcf to $0.91 per mcf. Depletion, depreciation and amortization (“DD&A”) expense was essentially unchanged quarter over quarter, however, the DD&A rate per BOE declined 4% to $8.07 per BOE, which will be the new depletion rate entering into Fiscal 2020.
The Company's general and administrative ("G&A") expenses were $1.3 million for the quarter, an increase of 10% from the prior quarter. The increase of G&A was reflected by the non-recurring higher consulting expenses associated with the search process for our new CEO which has concluded with the appointment of Jason Brown.
Results for the Fiscal Year 2019
Oil production for Fiscal 2019 was 1,717 BOPD (6,549 BOPD gross) and NGL production was 307 BOEPD (1,171 BOEPD gross). Total BOEs were essentially flat year over year.
Total revenues for the year increased by 6% to $43.2 million due to higher Louisiana Light Sweet oil prices, partially offset by a 3.8% decline in oil volumes. Compared to the prior year, current year NGL revenue decreased 6.5% to $2.4MM due to a 22% price decline to $22 per BOE, partially offset by a 20% production increase in NGL volumes from 93,366 to 112,103 BOE.
Production costs for the year totaled $14.3 million, or $19.31 per BOE, compared to $11.7 million, or $15.68 per BOE in the prior year. CO2 costs are the largest single production cost in the field and are tied directly to the price of oil realized in the field, thus providing some natural hedge against fluctuations in oil price. Of the $2.6 million increase in production costs, $1.95 million was due to CO2 costs and $0.6 million to other production costs. The CO2 increase was due to a 31% increase in purchased CO2 volumes together with an 8.4% higher CO2 costs per mcf to $0.90 per mcf. The other production cost increases consisted primarily of the following: $0.1 million for chemicals, $0.2 million for labor, and over $0.3 million for higher fuel gas purchases.
General and administrative expenses decreased 25% to $5.1 million in the current year primarily due to prior year increases of $0.6 million in consulting and legal fees attributable to last year's acquisition efforts, $0.6 million of prior year litigation expense, $0.8 million of stock compensation and other compensation related expenses, partly offset by $0.3 million of increased Board expenses in the current year.
Other income increased in the current year and included the non-recurring breakup fee income of $1.1 million from the previously announced stalking horse bid, as well as $0.2 million higher interest income as a result of higher interest rates earned on cash balances.
The increase in income tax expense is primarily due to prior years $6.1 million benefit for the revaluation of Evolutions deferred income tax liabilities due to a lower federal statutory rate mandated by the Tax Cuts and Jobs Act together with a 17% increase in pretax earnings for fiscal 2019, compared to the prior year.
For Fiscal 2019, as a result of the above, net income to common shareholders decreased 22% over the prior year to $15.4 million, or $0.46 per common share.

Fiscal 2020 Capital Budget and Financial Outlook
During the year ended June 30, 2019, Evolution incurred $5.2 million of capital expenditures at Delhi. This spending included $0.7 million for capital upgrades to the plant, flowlines and facilities, $1.0 million for CO2 conformance projects and capital maintenance, $1.6 million for Phase V infrastructure (i.e. water curtain wells) in the eastern portion of the field, and $1.8 million for the infill drilling program.
The twelve well infill drilling program in the Delhi field was completed in the fiscal fourth quarter and the wells are contributing. The injectors and producers were drilled and completed in areas where additional support to sweep oil was needed. There are ten producing oil wells and two CO2 injection wells. While the program was designed to drill four injection wells, two of the planned injectors were completed as producers. These wells may be recompleted as injectors at a later date. In total, the cost of the infill program was $4.7 million net to Evolution.
In Fiscal 2020 Evolution expects to spend about $0.6 million to complete the south water curtain in preparation for the Phase V development. The operator has discussed plans to further develop the field subject to their internal budget approval. The operator’s budget approval process will not be completed until late 2019 or early 2020. Evolution expects the operator to continue to perform conformance workover projects and will likely incur some additional maintenance capital expenditures. Such amounts are not known or approved yet, but Evolution expects them to run in a historically seen magnitude of $1 to $2 million which, continue to fall into the non-material category of Evolution’s financial position.
Funding for the Company’s anticipated capital expenditures at Delhi over the next two fiscal years is expected to be met from cash flows from operations and current working capital.

Summary of Reserves as of June 30, 2019

	As of June 30, 2019
	Oil	NGL	Equivalent
	MBO	MBL	MBOE
Proved Developed Producing	6,274	1,124	7,398
Proved Undeveloped	1,342	241	1,583
Total Proved	7,616	1,365	8,981

Probable Developed Producing	3,516	630	4,146
Probable Undeveloped	540	97	637
Total Probable*	4,056	727	4,783

Possible Developed Producing	3,323	596	3,919
Possible Undeveloped	341	61	402
Total Possible*	3,664	657	4,321
* Read the section captioned “Cautionary Statement” below addressing reserves.
As previously reported, for the year ended June 30, 2019, net proved reserves in the Delhi field totaled 9.0 million barrels of oil equivalent ("MMBOE"), a reduction of 0.4 MMBOE from the prior year consisting of 0.7 MMBOE of production, partially offset by a 0.3 MMBOE positive revision for improved well and NGL plant performance. Our trailing twelve-month average oil price, as determined in accordance with SEC guidelines, was $64.54 per barrel of oil, based on a $61.62 per barrel NYMEX WTI reference price. Our NGL price was $23.83 per barrel of oil equivalent.

Net probable reserves increased by 7% to 4.8 MMBOE from 4.5 MMBOE in the prior year. Net possible reserves decreased by 7% to 4.3 MMBOE from 4.6 MMBOE in the prior year. Of particular note, our probable and possible reserves do not require any additional development capital to be produced and are 87% and 91% developed, respectively. These categories of reserves reflect the incremental reserves associated with different engineering assumptions with respect to the percentage of original oil in place that can be recovered through CO2 enhanced oil recovery.
Conference Call
As previously announced, Evolution Petroleum will host a conference call on Thursday, September 12, 2019 at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss results. To access the call, please dial 1-844-369-8770 (Toll-free US and Canada) or 1-862-298-0840 (Toll International). To listen live via webcast over the internet, go to http://www.investornetwork.com/event/presentation/53106. A replay will be available two hours after the end of the conference call through October 12, 2019 and will be accessible by calling 1-877-481-4010 (United States & Canada); 1-919-882-2331 (International) with the replay pin number of 53106.
About Evolution Petroleum
Evolution Petroleum is an oil company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management and development of producing oil and gas properties. The Company’s long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Evolution’s largest current asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," “outlook” and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.
Our reserves as of June 30, 2019 were estimated by DeGolyer & MacNaughton, an independent petroleum engineering firm. All reserve estimates are continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors. The SEC's current rules allow oil and gas companies to disclose not only Proved reserves, but also Probable and Possible reserves that meet the SEC's definitions of such terms. Estimates of Probable and Possible reserves by their nature are much more speculative than estimates of Proved reserves. These non-proved reserve categories are subject to greater uncertainties and the likelihood of recovering those reserves is subject to substantially greater risk. When estimating the amount of oil and natural gas liquids recoverable from a particular reservoir, Probable reserves are those additional reserves that are less certain to be recovered than Proved reserves but which, together with Proved reserves, are as likely as not to be recovered, generally described as having a 50% probability of recovery. Possible reserves are even less certain and generally require only a 10% or greater probability of being recovered. These three reserve categories have not been adjusted to different levels of recovery risk among these categories and are therefore not comparable and are not meaningfully combined.

Company Contact:
Jason Brown, President & CEO
David Joe, SVP & CFO
(713) 935-0122

Financial Tables to Follow

Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Revenues
Crude oil	$9,833,693	$10,499,289	$9,032,032	$40,779,052	$38,153,417
Natural gas liquids	538,964	794,896	468,525	2,449,359	2,620,110
Natural gas	739	—	471	1,210	—
Total revenues	10,373,396	11,294,185	9,501,028	43,229,621	40,773,527
Operating costs
Production costs	3,563,178	2,894,122	3,793,008	14,266,784	11,685,817
Depreciation, depletion and amortization	1,542,860	1,522,127	1,558,130	6,253,083	6,102,288
General and administrative expenses*	1,312,164	1,695,273	1,196,935	5,072,931	6,773,781
Total operating costs	6,418,202	6,111,522	6,548,073	25,592,798	24,561,886
Income from operations	3,955,194	5,182,663	2,952,955	17,636,823	16,211,641
Other
Enduro transaction breakup fee	—	—	—	1,100,000	—
Interest and other income	66,890	33,618	65,831	239,150	85,654
Interest (expense)	(29,067)	(39,344)	(28,789)	(116,546)	(110,780)
Income before income tax provision	3,993,017	5,176,937	2,989,997	18,859,427	16,186,515
Income tax provision (benefit)	715,192	644,187	591,122	3,482,361	(3,431,969)
Net income attributable to common shareholders	$3,277,825	$4,532,750	$2,398,875	$15,377,066	$19,618,484
Earnings per common share
Basic	$0.10	$0.14	$0.07	$0.46	$0.59
Diluted	$0.10	$0.14	$0.07	$0.46	$0.59
Weighted average number of common shares outstanding
Basic	33,185,866	33,136,358	33,186,665	33,160,283	33,126,469
Diluted	33,195,798	33,174,543	33,196,197	33,169,718	33,178,535

* General and administrative expenses for the quarters ended June 30, 2019, June 30, 2018 and March 31, 2019, included non-cash stock-based compensation expense of $210,013, $42,534 and $208,665, respectively.
General and administrative expenses for the years ended June 30, 2019 and 2018 included non-cash stock-based compensation expense of $888,162 and $1,366,764, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	June 30, 2019	June 30, 2018
Assets
Current assets
Cash and cash equivalents	$31,552,533	$24,929,844
Restricted cash	—	2,751,289
Receivables	3,168,116	3,941,916
Prepaid expenses and other current assets	458,278	524,507
Total current assets	35,178,927	32,147,556
Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties—full-cost method of accounting, of which none were excluded from amortization	60,346,466	61,239,746
Other property and equipment, net	26,418	30,407
Total property and equipment, net	60,372,884	61,270,153
Other assets, net	210,033	244,835
Total assets	$95,761,844	$93,662,544
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,084,140	$3,432,568
Accrued liabilities and other	537,755	874,886
State and federal taxes payable	130,799	122,760
Total current liabilities	2,752,694	4,430,214
Long term liabilities
Deferred income taxes	11,322,691	10,555,435
Asset retirement obligations	1,560,601	1,387,416
Total liabilities	15,635,986	16,373,065
Commitments and contingencies (Note 16)
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,183,730 and 33,080,543 shares as of June 30, 2019 and 2018, respectively	33,183	33,080
Additional paid-in capital	42,488,913	41,757,645
Retained earnings	37,603,762	35,498,754
Total stockholders' equity	80,125,858	77,289,479
Total liabilities and stockholders' equity	$95,761,844	$93,662,544

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Years Ended June 30,
	2019	2018
Cash flows from operating activities
Net income attributable to the Company	$15,377,066	$19,618,484
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	6,268,239	6,158,555
Stock-based compensation	888,162	1,366,764
Deferred income taxes	767,256	(5,270,856)
Changes in operating assets and liabilities:
Receivables	773,800	(1,215,214)
Prepaid expenses and other current assets	66,229	(136,835)
Accounts payable and accrued expenses	(90,891)	(107,081)
Income taxes payable	8,039	122,760
Net cash provided by operating activities	24,057,900	20,536,577
Cash flows from investing activities
Development of oil and natural gas properties	(6,746,142)	(3,690,845)
Capital expenditures for other property and equipment	(11,509)	(7,846)
Other assets	—	(19,282)
Net cash used by investing activities	(6,757,651)	(3,717,973)
Cash flows from financing activities
Common share repurchases, including shares surrendered for tax withholding	(156,791)	(571,083)
Common stock dividends paid	(13,272,058)	(11,594,541)
Net cash provided by (used in) financing activities	(13,428,849)	(12,165,624)
Net increase in cash, cash equivalents and restricted cash	3,871,400	4,652,980
Cash, cash equivalents and restricted cash, beginning of year	27,681,133	23,028,153
Cash, cash equivalents and restricted cash, end of year	$31,552,533	$27,681,133

Supplemental Disclosure of Cash Flow Information (Unaudited)	Years Ended June 30,
	2019	2018
Income taxes paid	$2,762,919	$1,826,754
Non-cash transactions:
Increase (decrease) in accrued purchases of property and equipment	(1,603,290)	1,695,218
Oil and natural gas property costs attributable to the recognition of asset retirement obligations	86,384	43,922

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	Variance	Variance %
Oil and gas production:
Crude oil revenues	$9,833,693	$9,032,032	$801,661	8.9%
NGL revenues	538,964	468,525	70,439	15.0%
Natural gas revenues	739	471	268	56.9%
Total revenues	$10,373,396	$9,501,028	$872,368	9.2%

Crude oil volumes (Bbl)	151,836	152,776	(940)	(0.6)%
NGL volumes (Bbl)	35,285	28,626	6,659	23.3%
Natural gas volumes (Mcf)	299	160	139	86.9%
Equivalent volumes (BOE)	187,170	181,429	5,741	3.2%

Crude oil (BOPD, net)	1,669	1,698	(29)	(1.7)%
NGLs (BOEPD, net)	388	318	70	22.0%
Natural gas (BOEPD, net)	1	—	1	n.m
Equivalent volumes (BOEPD, net)	2,058	2,016	42	2.1%

Crude oil price per Bbl	$64.77	$59.12	$5.65	9.6%
NGL price per Bbl	15.27	16.37	(1.10)	(6.7)%
Natural gas price per Mcf	2.47	2.94	(0.47)	(16.0)%
Equivalent price per BOE	$55.42	$52.37	$3.05	5.8%

CO2 costs	$1,812,403	$1,873,720	$(61,317)	(3.3)%
All other lease operating expenses (a)	1,750,775	1,919,288	(168,513)	(8.8)%
Production costs	$3,563,178	$3,793,008	$(229,830)	(6.1)%

CO2 cost per BOE	$9.68	$10.33	$7.87	91.4%
All other lease operating expenses per BOE	$9.36	10.58	$(1.22)	(11.5)%
Production costs per BOE	$19.04	$20.91	$(1.87)	(8.9)%

CO2 volumes (Mcf, gross)	8,377,921	9,294,903	(916,982)	(9.9)%
CO2 volumes (MMcf per day, gross)	92.1	103.3	(11.2)	(10.8)%

Oil and gas DD&A	$1,510,462	$1,523,990	$(13,528)	(0.9)%
Depreciation of other property and equipment	2,874	4,338	(1,464)	(33.7)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	26,133	26,411	(278)	(1.1)%
Total DD&A	$1,542,860	$1,558,130	$(15,270)	(1.0)%

Oil and gas DD&A per BOE	$8.07	$8.40	$(0.33)	(3.9)%

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended June 30,
	2019	2018	Variance	Variance %
Oil and gas production:
Crude oil revenues	$9,833,693	$10,499,289	$(665,596)	(6.3)%
NGL revenues	538,964	794,896	(255,932)	(32.2)%
Natural gas revenues	739	—	739	n.m.
Total revenues	$10,373,396	$11,294,185	$(920,789)	(8.2)%

Crude oil volumes (Bbl)	151,836	155,762	(3,926)	(2.5)%
NGL volumes (Bbl)	35,285	24,161	11,124	46.0%
Natural gas volumes (Mcf)	299	—	299	n.m.
Equivalent volumes (BOE)	187,170	179,923	7,247	4.0%

Crude oil (BOPD, net)	1,669	1,712	(43)	(2.5)%
NGLs (BOEPD, net)	388	266	122	45.9%
Natural gas (BOEPD, net)	1	—	1	n.m
Equivalent volumes (BOEPD, net)	2,058	1,978	80	4.0%

Crude oil price per Bbl	$64.77	$67.41	$(2.64)	(3.9)%
NGL price per Bbl	15.27	32.90	(17.63)	(53.6)%
Natural gas price per Mcf	2.47	—	2.47	n.m.
Equivalent price per BOE	$55.42	$62.77	$(7.35)	(11.7)%

CO2 costs	$1,812,403	$916,314	$896,089	97.8%
All other lease operating expenses (a)	1,750,775	1,977,808	(227,033)	(11.5)%
Production costs	$3,563,178	$2,894,122	$669,056	23.1%

CO2 cost per BOE	$9.68	$5.09	$4.59	90.2%
All other lease operating expenses per BOE	$9.36	$11.00	$(1.64)	(14.9)%
Production costs per BOE	$19.04	$16.09	$2.95	18.3%

CO2 volumes (Mcf, gross)	8,377,921	4,126,152	4,251,769	103.0%
CO2 volumes (MMcf per day, gross)	92.1	45.3	46.8	103.3%

Oil and gas DD&A	$1,510,462	$1,489,762	$20,700	1.4%
Depreciation of other property and equipment	2,874	5,549	(2,675)	(48.2)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	26,133	23,425	2,708	11.6%
Total DD&A	$1,542,860	$1,522,127	$20,733	1.4%

Oil and gas DD&A per BOE	$8.07	$8.28	$(0.21)	(2.5)%

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Years Ended June 30,
	2019	2018	Variance	Variance %
Oil and gas production:
Crude oil revenues	$40,779,052	$38,153,417	$2,625,635	6.9%
NGL revenues	2,449,359	2,620,110	(170,751)	(6.5)%
Natural gas revenues	1,210	—	1,210	n.m.
Total revenues	$43,229,621	$40,773,527	$2,456,094	6.0%

Crude oil volumes (Bbl)	626,879	651,931	(25,052)	(3.8)%
NGL volumes (Bbl)	112,013	93,366	18,647	20.0%
Natural gas volumes (Mcf)	459	—	459	n.m.
Equivalent volumes (BOE)	738,968	745,297	(6,329)	(0.8)%

Crude oil (BOPD, net)	1,717	1,786	(69)	(3.9)%
NGLs (BOEPD, net)	307	256	51	19.9%
Natural gas (BOEPD, net)	1	—	1	n.m
Equivalent volumes (BOEPD, net)	2,025	2,042	(69.00)	(3.9)%

Crude oil price per Bbl	$65.05	$58.52	$6.53	11.2%
NGL price per Bbl	21.87	28.06	(6.19)	(22.1)%
Natural gas price per Mcf	2.64	—	2.64	—%
Equivalent price per BOE	$58.50	$54.71	$3.79	6.9%

CO2 costs	$6,674,905	$4,729,506	$1,945,399	41.1%
All other lease operating expenses (a)	7,591,879	6,956,311	635,568	9.1%
Production costs	$14,266,784	$11,685,817	$2,580,967	22.1%

CO2 cost per BOE	$9.03	$6.350	$2.68	42.2%
All other lease operating expenses per BOE	$10.28	$9.330	$0.95	10.2%
Production costs per BOE	$19.31	$15.68	$3.63	23.2%

CO2 volumes (Mcf, gross)	31,093,809	23,725,270	7,368,539	31.1%
CO2 volumes (MMcf per day, gross)	85.2	65.0	20.2	31.1%

Oil and gas DD&A	$6,122,515	$5,980,307	$142,208	2.4%
Depreciation of other property and equipment	15,498	18,127	(2,629)	(14.5)%
Amortization of intangibles	13,564	13,564	—	—%
Accretion of asset retirement obligations	101,506	90,290	11,216	12.4%
Total DD&A	$6,253,083	$6,102,288	$150,795	2.5%

Oil and gas DD&A per BOE	$8.29	$8.02	$0.27	3.4%